UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LITHIA MOTORS, INC.

(Name of Registrant as Specified In Its Charter)

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Supplemental Information Regarding Proposal 1, Election of Directors

April 18, 2018

Dear Shareholder:

We write to further address the recent reports published by (i) Institutional Shareholder Services (“ISS”), who recommends that its clients submit a “Withhold” vote on the elections to the Company’s Board of Directors (the “Board”) of Thomas R. Becker, Susan O. Cain and David J. Robino, and (ii) Glass, Lewis & Co. (“Glass Lewis”), who recommended that its clients submit a “Withhold” vote on the elections to the Board of Thomas R. Becker, Susan O. Cain and Kenneth E. Roberts. We urge you to support the election of all of our director nominees and consider this information before voting.

Background

Lithia entered into a transition agreement with Sidney B. DeBoer on September 14, 2015 (the “Transition Agreement”). The Company disclosed the material terms of the Transition Agreement in a current report on Form 8-K on September 17, 2015, including the Transition Agreement as an exhibit to that report. The Transition Agreement was also disclosed in the 2016, 2017, and 2018 proxy statements. Lithia further provided additional details regarding the Transition Agreement and the process undertaken by the Company and the Compensation Committee of the Board (the “Compensation Committee”) in entering into the Transition Agreement in a supplemental filing to the Company’s 2017 proxy statement that was filed on April 10, 2017, and in a supplemental filing to the Company’s 2018 proxy statement that was filed on April 12, 2018. The terms of the Transition Agreement have not changed since it was signed on September 14, 2015.

We have been transparent with shareholders regarding the Transition Agreement, and our shareholders have continued to support nominees for the Board.

The Company took an $18.3 million accounting charge for the third quarter of 2015 as a result of its entry into the Transition Agreement, as described in the Company’s Form 10-Q for the quarter ended September 30, 2015, and as was publicly discussed by the Company’s management in its earnings press release and in the prepared remarks of its earnings conference call for such quarter.

The terms of the Transition Agreement and its impact on the Company were well publicized and disclosed to the Company’s shareholders shortly following the Company’s entrance into that agreement. The Company’s shareholders had a substantial period of time to review and discuss the Transition Agreement with the Company prior to the Company’s 2016 annual meeting of its shareholders (the “2016 Annual Meeting”). At the 2016 Annual Meeting, each of the nominees of the then-members of the Compensation Committee received affirmative votes from approximately 98% of the Company’s shares represented in person or by proxy, including 96% of the Company’s Class A shares represented in person or by proxy.

In advance of the Company’s 2017 annual meeting of its shareholders (the “2017 Annual Meeting”), ISS and Glass Lewis both recommended “Withhold” votes for each of Mr. Becker, Mr. Roberts and Ms.

Cain arising out of those individuals’ involvement in the Company’s entry into the Transition Agreement. As a result of the recommendations of ISS and Glass Lewis, prior to the 2017 Annual Meeting, the Company attempted to engage with the 30 largest holders of the Company’s Class A shares as of the record date for the 2017 Annual Meeting (the “Significant Shareholders”) in an effort to encourage them to vote in favor of the election of those nominees.

Through its shareholder engagement efforts, the Company explained that subsequent to the execution of the Transition Agreement, Mr. DeBoer had at that time reduced the voting power under his control from approximately 52% to approximately 36% (and less than 30% at the current time). Although the Transition Agreement was an unusual arrangement with Mr. DeBoer, understanding that it accelerated the conversion of Class B shares and may eventually result in the elimination of the dual classes of the Company’s common stock outstanding provided assurance to many of the Significant Shareholders.

Based on SEC filings and other publicly available data and conversations with Significant Shareholders, of the 18 Significant Shareholders the Company spoke with in 2017, 14 ultimately voted in favor of the full slate of directors at the 2017 Annual Meeting despite the “Withhold” recommendations, and 3 Significant Shareholders that the Company did not contact also voted in favor of the full slate of directors at the 2017 Annual Meeting. Those shareholders voting in favor of the entire slate, and against the recommendations of Glass Lewis and ISS, represented approximately 67% of all shares held by Significant Shareholders.

Following the publication of Glass Lewis’s and ISS’s “Withhold” recommendations for this year’s annual meeting of the Company’s shareholders, the Company commenced a shareholder engagement campaign similar to the one undertaken in 2017. While the Company cannot predict the actual outcome of this year’s shareholder vote, a common theme among shareholders engaged thus far has been a recognition of Mr. DeBoer’s substantial reduction in voting power to below 30%, and continued support of the recommended slate of independent directors.

We have improved our corporate governance controls to require shareholder approval of any lifetime compensation agreements with Named Executive Officers.

Promptly following the 2017 Annual Meeting, the Board undertook certain changes to the Company’s corporate governance structure and practices. Included in those changes was a requirement directly responsive to that year’s “Withhold” recommendations from ISS and Glass Lewis. The Company’s Code of Business Conduct and Ethics (available to the public at the Company’s corporate governance website, www.lithiainvestorrelations.com) now requires approval by the Company’s shareholders of any lifetime compensation contract with a Named Executive Officer, as defined in SEC rules. As a result, if the Company were to contemplate entering into the Transition Agreement (or any other agreement requiring compensation for any NEO for such NEO’s lifetime) today or in the future, the Company’s shareholders would have the final say in whether or not the Company may enter into that agreement (this approval or rejection by the shareholders would be binding on the Company, in contrast to the non-binding compensation advisory vote required by Section 14A of the Securities Exchange Act of 1934, as amended).

We request that you review the information above and vote FOR the election of each of these directors at the 2018 annual meeting.